Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
October 25, 2011

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2011

•	Revenues rise 9% to record $2.04 billion

•	EBITDA totals $504 million with operating profit of $376 million

•	Diluted EPS is $1.01 with adjusted diluted EPS of $0.87

•	Cash flow from operations increases 34% to $575 million

•	Targeting record year with expected EBITDA of $2.125 - $2.325 billion and adjusted diluted EPS of $3.70 - $4.15

•	Completing acquisition of Macarthur Coal

ST. LOUIS, Oct. 25 - Peabody Energy (NYSE: BTU) today reported third quarter 2011 EBITDA of $504.4 million on record quarterly revenues of $2.04 billion. Income from continuing operations was $283.5 million, with diluted earnings per share from continuing operations of $1.01. Adjusted diluted earnings per share from continuing operations totaled $0.87, compared with $0.99 in the prior year. Results reflect $21.9 million in expenses ($0.07 per share after tax) related to the takeover of Macarthur Coal. This includes $12.7 million of interest expense related to bridge financing fees for the transaction.
“Peabody delivered solid third quarter results and we remain on track for our best year ever,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “The market supply-demand indicators largely remain positive, with Asian and European coal-fueled generation rising, recent Chinese coal imports setting new records, and U.S. coal inventories falling dramatically. Peabody is well positioned in the United States with strong committed sales and low-cost production. Globally, we are growing to serve increasing Asia-Pacific demand by expanding existing mines and completing the acquisition of Macarthur Coal.”

RESULTS FROM CONTINUING OPERATIONS
Third quarter revenues rose 9 percent over the prior year to $2.04 billion, driven by higher realized pricing in all regions and increased U.S. volumes. Total sales were 63.6 million tons compared with 64.0 million tons in the prior year.
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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 2

EBITDA totaled $504.4 million, compared to $571.3 million in the prior year. Contributions from U.S. Mining Operations rose 10 percent over the prior year to $322.7 million on higher volumes and realized pricing. Australia EBITDA was $243.3 million compared with $323.2 million in the prior year, as the benefits of higher metallurgical and thermal coal pricing were offset by approximately $120 million in impacts from a previously announced roof fall and delayed completion of the planned longwall move at the North Goonyella Mine. These impacts included reduced shipments of high quality hard coking coal and higher costs resulting from lower production and roof fall rehabilitation. The North Goonyella longwall is now in startup mode following completion of the longwall relocation.
Trading and Brokerage contributed $57.4 million in EBITDA, a 30 percent increase over the prior year.
Operating profit for the quarter was $375.7 million. Operating cash flow of $574.9 million increased 34 percent over the prior year led by higher revenues.
Income from continuing operations totaled $283.5 million with adjusted income from continuing operations of $244.8 million. Diluted earnings per share from continuing operations was $1.01 while adjusted diluted earnings per share totaled $0.87.
Summary of Adjusted Income and Diluted Earnings Per Share (Unaudited)

	Quarter Ended		Nine Months Ended
(Dollars in Millions, Except Per Share Data)	Sept.	Sept.	Sept.	Sept.
	2011	2010	2011	2010

Income from Continuing Operations	$283.5	$237.6	$756.1	$589.4
Remeasurement Expense (Benefit) Related to
Foreign Income Tax Accounts	(38.7)	42.7	(16.9)	28.8
Adjusted Income from Continuing Operations (1)	$244.8	$280.3	$739.2	$618.2

Diluted EPS	$1.01	$0.83	$2.72	$2.09
Remeasurement Expense (Benefit) Related to
Foreign Income Tax Accounts	(0.14)	0.16	(0.06)	0.11
Adjusted Diluted EPS (1)	$0.87	$0.99	$2.66	$2.20

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.
GLOBAL COAL MARKETS AND PEABODY'S POSITION
Coal-fueled electricity generation continues to rise in Asia and Europe, driven by growing power demand in emerging nations and increased coal usage to backfill the reduction of nuclear power in Japan and Germany. Global steel production has risen 9 percent year to date, driving a proportionate increase in metallurgical coal demand.
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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 3
Trends remain favorable in the Asia-Pacific markets. Chinese power generation has increased 13 percent year to date, while steel production is up 11 percent. China's third quarter net coal imports were 36 percent higher than the prior year, led by a record 18 million tons of net imports in September. In India, thermal coal imports have increased more than 40 percent year to date. In South Korea, coal imports have risen 9 percent year to date and are at record levels. European coal-fueled generation rose 5 percent in the third quarter due to sustained high gas prices and reduced nuclear power.
Looking forward, Peabody expects continued economic strength in emerging Asia to offset slow growth in developed economies. Seaborne coal supplies are likely to remain challenged due to geological issues, labor actions and tightened regulations. Longer term, infrastructure buildouts related to new five-year plans in China and India are expected to add more than a trillion dollars of investment in the power and rail sectors alone through 2015, continuing to fuel the acceleration of coal demand in Asia.
Australian thermal and metallurgical coal prices continue to reflect market fundamentals, evidenced by the recent settlements for Oct. 1 commencement. Australia seaborne thermal coal contracts settled at $126.50 per tonne, within 2 percent of the year's high. Metallurgical coal prices settled at $285 per tonne for quarterly benchmark contracts, up 36 percent over the prior year.
Peabody is settling fourth quarter metallurgical coal shipments in line with these recent settlements, with essentially all metallurgical coal production unpriced for 2012. The company is targeting total 2011 metallurgical coal sales of approximately 8.5 to 9.5 million tons.
In Australia, the company has less than 1 million tons of seaborne thermal coal unpriced for the fourth quarter and 75 to 80 percent of seaborne thermal volumes unpriced for 2012. The company is targeting 2011 Australian thermal exports of 12 to 13 million tons.
In the United States, while weak economic performance and manufacturing activity has resulted in lower electricity generation than the prior year, a number of coal trends have been positive. Higher cooling degree days this summer, greater U.S. coal exports and lower Western shipments as a result of Midwest flooding have led to the largest year-to-date inventory reduction since 1993. Powder River Basin inventories at electricity generators are at an estimated 49 days of use or 17 percent below prior-year levels.
New U.S. regulations on electric generating plants call for reduced sulfur dioxide (SO2) emissions. These regulations are expected to further drive the shift toward low-sulfur Powder River Basin (PRB) coal, and will be largely neutral for Illinois Basin products that primarily supply generators with scrubbers already installed to reduce SO2 emissions. The price premium related to ultra-low sulfur coal is expected

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 4
to be enhanced under these rules. Peabody's North Antelope Rochelle Mine, which produces more than half of Peabody's U.S. sales volumes and nearly 10 percent of U.S. production, contains approximately 40 percent less sulfur than the benchmark PRB product.
Reflecting these U.S. trends, forward Illinois Basin and Powder River Basin prices have risen since the beginning of the year even as Central Appalachian prices have declined.
Peabody is sold out for 2011 U.S. coal sales. The company has 10 to 15 percent of its expected U.S. coal production unpriced for 2012, and 50 to 60 percent unpriced for 2013.
MACARTHUR ACQUISITION
PEAMCoal has now achieved majority control of Macarthur Coal, the world's largest seaborne low-vol PCI supplier. With a relevant interest of more than 60 percent as of Oct. 24, the offer has been declared unconditional. The offer price for all shareholders will increase from A$16.00 to A$16.25 per share if PEAMCoal acquires relevant interests in at least 90 percent of Macarthur shares by 7 p.m. (Brisbane time) on Nov. 11, 2011.
ArcelorMittal also has announced its intention to sell its interest to Peabody, in lieu of proceeding with the joint venture. As a result, Peabody will own 100 percent of PEAMCoal and become the sole acquirer of Macarthur under the takeover offer.
“The Macarthur acquisition expands Peabody's presence in the highest-growth coal markets with a quality metallurgical coal product,” said Boyce. “It provides a large resource base, significant potential synergies and a major growth pipeline. The investment continues our global market focus and increases the financial contribution from international assets. We will now target internal growth through an unmatched pipeline of organic development opportunities.”
According to Boyce, “While we anticipated a positive joint venture with ArcelorMittal, we have always preferred a larger ownership. We partnered with ArcelorMittal to increase the likelihood of achieving control of Macarthur, which has now occurred. ArcelorMittal's decision accelerates our ability to realize synergies, integrate the operations and benefit from results.” To finance the Macarthur acquisition, Peabody is obtaining a new senior unsecured term loan of up to $1 billion, and intends to fund its requirements related to the acquisition with cash and debt. Peabody believes it has good access to the bank and debt markets. ArcelorMittal must continue to fund its share of PEAMCoal obligations for up to 90 days, which will cover all takeover acceptances.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 5

PEAMCoal intends to appoint representatives to the Macarthur Board on Wednesday, Oct. 26.
PROJECT UPDATE

•
Peabody continues to invest organically to satisfy the rising demand in emerging markets. Peabody's major Australian mine expansion program continues to advance, with three of the six projects expected to add volumes by the end of this year. In the fourth quarter, the company expects to complete the expansion of the Wilpinjong Mine where operations at the upgraded preparation plant have begun. Peabody also expects to receive final permitting to increase production at the Millennium Mine, and start operations in the expanded Wambo open cut. Peabody continues to target 35 to 40 million tons of Australian capacity by 2014 to 2015, including 12 to 15 million tons of metallurgical coal capacity and 15 to 17 million tons of export thermal coal capacity. These targets currently exclude the additional volumes Peabody expects to achieve through Macarthur's extensive growth pipeline.

•	In Mongolia, Peabody has entered into a memorandum of understanding with Winsway Coking Coal Holdings Limited to market coal in China and the Asia-Pacific region.

•
The company is advancing discussions with the Xinjiang Province in China regarding reserve allocations to develop a 50 million ton-per-year surface mine, with startup planned for the 2014 to 2015 timeframe.

•	Peabody opened an office in Essen, Germany, further expanding its coal trading platform in the European coal markets.

The company continues to target full-year capital expenditures of $900 to $950 million.
OUTLOOK
Peabody continues to target 2011 EBITDA of $2.125 to $2.325 billion and adjusted diluted earnings per share of $3.70 to $4.15. The fourth quarter is expected to benefit from higher volumes in the United States and Australia, partly offset by effects related to the resumption of production and recovery of shipments at the North Goonyella Mine as well as any industrywide impacts due to weather and transportation challenges.
Peabody targets total 2011 sales of 245 to 255 million tons including 27 to 29 million tons from Australia, 200 to 205 million tons from the United States and the remainder from Trading and Brokerage activities.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 6

Targets do not incorporate potential results attributable to Macarthur or additional transaction-related expenses incurred in the fourth quarter.
Peabody Energy is the world's largest private-sector coal company and a global leader in clean coal solutions.  Its coal products fuel approximately 10 percent of U.S. power and 2 percent of worldwide electricity.
-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of October 25, 2011. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: demand for coal in the United States and the seaborne thermal and metallurgical coal markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures, including the takeover of Macarthur Coal; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2011 and 2010 and Nine Months Ended Sept. 30, 2011 and 2010

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2011	2010	2011	2010

Tons Sold (In Millions)	63.6	64.0	183.0	182.0

Revenues	$2,035.9	$1,864.7	$5,788.8	$5,041.7
Operating Costs and Expenses	1,458.8	1,243.3	4,119.7	3,526.7
Depreciation, Depletion and Amortization	113.7	116.7	327.8	327.3
Asset Retirement Obligation Expense	15.0	9.9	43.9	30.3
Selling and Administrative Expenses	71.2	54.1	191.4	163.6
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(1.7)	(6.7)	(31.4)	(15.4)
Loss (Income) from Equity Affiliates	3.2	2.7	9.0	(2.1)
Operating Profit	375.7	444.7	1,128.4	1,011.3
Interest Income	(4.1)	(2.8)	(11.7)	(5.4)
Interest Expense:
Interest Expense	46.5	53.8	144.9	152.4
Refinancing Charges	—	8.4	1.7	17.7
Bridge Facility	12.7	—	12.7	—
Interest Expense	59.2	62.2	159.3	170.1
Income from Continuing Operations Before Income Taxes	320.6	385.3	980.8	846.6
Income Tax Provision:
Provision	75.8	105.0	241.6	228.4
Remeasurement Expense (Benefit) Related to Foreign
Income Tax Accounts	(38.7)	42.7	(16.9)	28.8
Income Tax Provision	37.1	147.7	224.7	257.2
Income from Continuing Operations, Net of Income Taxes	283.5	237.6	756.1	589.4
Loss from Discontinued Operations, Net of Income Taxes	(2.0)	(1.3)	(3.7)	(2.2)
Net Income	281.5	236.3	752.4	587.2
Less: Net Income Attributable to Noncontrolling Interests	7.4	12.2	17.0	23.2
Net Income Attributable to Common Stockholders	$274.1	$224.1	$735.4	$564.0

Diluted EPS (1):
Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$1.01	$0.83	$2.72	$2.09
Discontinued Operations	(0.01)	—	(0.01)	(0.01)
Net Income Attributable to Common Stockholders	$1.00	$0.83	$2.71	$2.08

EBITDA	$504.4	$571.3	$1,500.1	$1,368.9

Adjusted Diluted EPS (1):
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$1.01	$0.83	$2.72	$2.09
Remeasurement Expense (Benefit) Related to Foreign
Income Tax Accounts	(0.14)	0.16	(0.06)	0.11
Adjusted Income from Continuing Operations	$0.87	$0.99	$2.66	$2.20

(1)
Weighted average diluted shares outstanding were 270.6 million and 268.6 million for the quarters ended Sept. 30, 2011 and 2010, respectively, and 270.5 million and 268.4 million for the nine months ended Sept. 30, 2011 and 2010, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations. For the quarter and nine months ended Sept. 30, 2011 and 2010, there was no dilutive impact of our Convertible Junior Subordinated Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2011 and 2010 and Nine Months Ended Sept. 30, 2011 and 2010

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2011	2010	2011	2010

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,143.6	$1,024.5	$3,204.5	$2,971.4
Australian Mining Operations	757.4	733.4	2,223.3	1,777.3
Trading and Brokerage Operations	131.5	101.8	329.5	273.7
Other	3.4	5.0	31.5	19.3
Total	$2,035.9	$1,864.7	$5,788.8	$5,041.7

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.8	7.2	22.3	21.6
Western U.S. Mining Operations	43.7	41.9	127.2	121.7
Australian Mining Operations	6.6	7.4	19.1	20.0
Trading and Brokerage Operations	5.5	7.5	14.4	18.7
Total (1)	63.6	64.0	183.0	182.0

Revenues per Ton - Mining Operations
Midwestern U.S.	$49.06	$43.95	$48.43	$43.91
Western U.S.	17.38	16.87	16.71	16.62
Total - U.S.	22.21	20.85	21.45	20.74
Australia	115.13	100.14	116.26	88.99

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$35.81	$33.24	$35.16	$33.61
Western U.S.	12.37	11.73	12.52	11.43
Total - U.S.	15.94	14.89	15.91	14.78
Australia	78.16	56.01	73.87	55.44

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$13.25	$10.71	$13.27	$10.30
Western U.S.	5.01	5.14	4.19	5.19
Total - U.S.	6.27	5.96	5.54	5.96
Australia	36.97	44.13	42.39	33.55

Operating Profit per Ton	$5.91	$6.95	$6.17	$5.56

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
(Dollars in Millions)	2011	2010	2011	2010

EBITDA - U.S. Mining Operations	$322.7	$292.9	$828.1	$853.6
EBITDA - Australian Mining Operations	243.3	323.2	810.7	670.1
EBITDA - Trading and Brokerage Operations	57.4	44.3	134.6	91.0
EBITDA - Resource Management (3)	0.2	5.0	25.9	9.3
Selling and Administrative Expenses	(71.2)	(54.1)	(191.4)	(163.6)
Other Operating Costs, Net (4)	(48.0)	(40.0)	(107.8)	(91.5)
EBITDA	504.4	571.3	1,500.1	1,368.9
Depreciation, Depletion and Amortization	(113.7)	(116.7)	(327.8)	(327.3)
Asset Retirement Obligation Expense	(15.0)	(9.9)	(43.9)	(30.3)
Operating Profit	375.7	444.7	1,128.4	1,011.3
Operating Cash Flows	574.9	427.8	1,190.5	892.2
Coal Reserve Lease Expenditures	42.4	—	42.4	—
Capital Expenditures (Excludes Acquisitions)	269.7	125.8	646.0	343.8

(1)
Metallurgical coal sales totaled 1.6 million and 2.4 million tons for the quarters ended Sept. 30, 2011 and 2010, respectively, and 6.0 million and 6.9 million tons for the nine months ended Sept. 30, 2011 and 2010, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Sept. 30, 2011 and Dec. 31, 2010

(Dollars in Millions)
	(Unaudited)
	Sept. 30, 2011	Dec. 31, 2010
Cash and Cash Equivalents	$1,401.6	$1,295.2
Receivables, Net	591.4	558.2
Inventories	351.9	332.9
Assets from Coal Trading Activities, Net	66.0	192.5
Deferred Income Taxes	90.9	120.4
Other Current Assets	503.2	459.0
Total Current Assets	3,005.0	2,958.2
Net Property, Plant, Equipment and Mine Development	7,808.1	7,426.1
Investments and Other Assets	878.5	978.8
Total Assets	$11,691.6	$11,363.1

Current Maturities of Debt	$43.8	$43.2
Liabilities from Coal Trading Activities, Net	62.6	181.7
Accounts Payable and Accruals	1,334.9	1,288.8
Total Current Liabilities	1,441.3	1,513.7
Long-Term Debt	2,458.6	2,706.8
Deferred Income Taxes	499.6	539.8
Other Long-Term Liabilities	1,969.6	1,913.5
Total Liabilities	6,369.1	6,673.8
Stockholders' Equity	5,322.5	4,689.3
Total Liabilities and Stockholders' Equity	$11,691.6	$11,363.1

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Sept. 30, 2011 and 2010 and the Nine Months Ended Sept. 30, 2011 and 2010

(Dollars in Millions)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2011	2010	2011	2010

EBITDA	$504.4	$571.3	$1,500.1	$1,368.9
Depreciation, Depletion and Amortization	113.7	116.7	327.8	327.3
Asset Retirement Obligation Expense	15.0	9.9	43.9	30.3
Interest Income	(4.1)	(2.8)	(11.7)	(5.4)
Interest Expense	59.2	62.2	159.3	170.1
Income Tax Provision Before Remeasurement of Foreign Income
Tax Accounts	75.8	105.0	241.6	228.4
Adjusted Income from Continuing Operations (1)	244.8	280.3	739.2	618.2
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(38.7)	42.7	(16.9)	28.8

Income from Continuing Operations, Net of Income Taxes	$283.5	$237.6	$756.1	$589.4

Net Income Attributable to Noncontrolling Interests	$7.4	$12.2	$17.0	$23.2

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes - 2011 Targets (Unaudited)

(Dollars in Millions)	Year Ending Dec. 31, 2011
	Targeted Results
	Low	High

EBITDA	$2,125	$2,325
Depreciation, Depletion and Amortization	465	475
Asset Retirement Obligation Expense	54	50
Interest Income	(12)	(14)
Interest Expense	200	198
Bridge Facility	17	17
Income Tax Provision Before Remeasurement of Foreign Income
Tax Accounts	360	430
Adjusted Income from Continuing Operations (1)	1,041	1,169
Remeasurement Benefit Related to Foreign Income Tax Accounts	(17)	(17)
Income from Continuing Operations, Net of Income Taxes	$1,058	$1,186

Net Income Attributable to Noncontrolling Interests	$30	$34

Adjusted Diluted EPS:
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$3.76	$4.21
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.06)	(0.06)
Adjusted Income from Continuing Operations	$3.70	$4.15

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.